HOUSTON INDUSTRIES INCORPORATED
                             SAVINGS PLAN

          (As Amended and Restated Effective January 1, 1994)

                            First Amendment


          Houston Industries Incorporated, a Texas corporation (the "Company"), having established the Houston Industries Incorporated Savings Plan, as amended and restated effective January 1, 1994 (the "Plan"), and having reserved the right to amend the Plan under
Section 10.3 thereof, does hereby amend the Plan as follows, effective April 6, 1994:

          1. Paragraph (f) of Section 4.18 is hereby amended to read as follows:
               "An Employee's rollover account shall be subject to the same rules as the Employee's Pre-Tax
          Contribution Account for all purposes of the Plan, including, but not by way of limitation, rules regarding investments, withdrawals, distributions and loans under the Plan."

          2. The second full paragraph of Section 8.1 is hereby amended to read as follows:

               "The Participant shall have the right to direct the Committee to instruct the Trustee to invest his Pre-Tax Contributions and After-Tax
          Contributions, and the earnings and accretions thereon, in any combination of ten percent (10%) increments between the Investment Funds."

          3.   The second sentence of the third full paragraph of
Section 8.1 of the Plan is hereby amended to read as follows:

               "The Participant, effective on any succeeding monthly Valuation Date, by prior written notice to the Committee given in such manner and at such time as may be prescribed from time to time by the Committee, may (i) change his instructions with respect to the investment of his future Pre-Tax and After-Tax Contributions in the Trust Fund and/or (ii) change his instructions with respect to the investment of the current values in his Pre-Tax Contribution Account and After-Tax Contribution Account in such manner as he may determine between the investment accounts."

          4. The first sentence of Section 10.3 is hereby amended by adding the following language to the end thereof:

               "and the Committee shall have the right to amend or modify this Plan and the Trust Agreement to change the Investment Funds at any time and from time to any extent that it may deem advisable."

          IN WITNESS WHEREOF, Houston Industries Incorporated has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 7th day of April, 1994, but effective April 6, 1994.

                              HOUSTON INDUSTRIES INCORPORATED
                             By: D. D. Sykora
                                 D. D. Sykora,
                                President and Chief Operating Officer


ATTEST:



Rufus S. Scott
Assistant Corporate Secretary